UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 7, 2009
Date of Report (Date of earliest event reported)

TRUSTMARK CORPORATION
(Exact name of registrant as specified in its charter)

Mississippi	000-03683	64-0471500
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

248 East Capitol Street, Jackson, Mississippi	39201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(601) 208-5111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On December 7, 2009, Trustmark Corporation (the “Company”) completed an underwritten public offering (the “Offering”) of 6,216,216 of its shares of its common stock, without par value (the “Common Stock”), with UBS Securities LLC and J. P. Morgan Securities Inc., as representatives of the several underwriters named in Schedule A attached to the Underwriting Agreement (as defined below).  The Common Stock was issued and sold by the Company to the Underwriters at a public offering price of $18.50 per share, pursuant to an Underwriting Agreement entered into on December 1, 2009 (the “Underwriting Agreement”) by and among the Company and the Underwriters.  The Common Stock sold includes 810,810 shares issued and sold pursuant to the Underwriters’ exercise in full of their over-allotment option under the Underwriting Agreement.  A copy of the Underwriting Agreement was filed by the Company on December 4, 2009 as Exhibit 1.1 to its Current Report on Form 8-K.

The Company estimates that it will receive net proceeds of approximately $109.3 million from the Offering, after deducting underwriting discounts and commissions and expenses.  The Company intends to notify the United States Department of the Treasury (the “Treasury”) of its intent to redeem, in part with the proceeds of the Offering, all 215,000 outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, (no par) liquidation preference $1,000 per share, (the “Senior Preferred”) which the Company sold to the Treasury on November 21, 2008 under the Treasury’s Troubled Asset Relief Program Capital Purchase Program.  The approval of the Treasury and the Company’s banking regulators is required for the redemption of the Senior Preferred. The Company has consulted with its banking regulators as to its intent to redeem the Senior Preferred, and the Company understands that the Treasury will also consult with these regulators reagrding the Company’s intent to so redeem.  The Company can make no assurances as to when, or if, it will receive such approvals.  If the Company does not redeem the Senior Preferred, it intends to use the net proceeds of the Offering for general corporate purposes.

A copy of the press release announcing the completion of the Offering is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibits
99.1	News release dated December 7, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUSTMARK CORPORATION

BY:	/s/ Louis E. Greer
Louis E. Greer
Treasurer and Principal Financial Officer

DATE:	December 7, 2009

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
99.1	News release dated December 7, 2009